Exhibit 99.1

WorldGate and Aequus Technologies Reach Accord for

Long Term Relationship

Agreement Provides Capital to WorldGate for Ongoing Operations and Resolves Current Disputes

Trevose, PA, April 1, 2008 - WorldGate Communications, Inc. (OTCBB: WGAT.OB), one of the world’s leading providers of video phone products and associated technology, today announced that it has signed a long term agreement with Aequus Technologies Corporation, parent company of Snap Telecommunications Inc., a provider of Video Relay Services (VRS) and Video Remote Interpreting (VRI) services for the deaf and hard of hearing. Along with the resolution of the current disputes with Aequus, the agreement provides for non-dilutive cash payments by Aequus to WorldGate totaling $5 million to provide support and training that will enable Snap!VRS to build and operate their own data center. The Agreement further provides for ongoing purchases of Ojo video phones, including near-term Ojo purchases of approximately $1.5 million. The agreement also enables Aequus to contract with WorldGate on future development projects.

“This agreement enables both companies to operate their respective businesses and to develop their individual opportunities while also working collaboratively to enhance the Ojo product line. As a result, Snap!VRS will have continued availability of Ojo video phones and WorldGate will receive an infusion of cash that will provide support for ongoing operations and expansion,” said Hal Krisbergh, CEO of WorldGate.

“We have resolved our past issues and can now focus on building our VRS and VRI businesses to the potential we have envisioned, with Ojo serving as a cornerstone of our service offering,” said Richard Schatzberg, CEO of Aequus.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “plans,” “expects,” “anticipates,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

WorldGate Company Contact:

Jim McLoughlin

(215) 354-5455

jmcloughlin@wgate.com